GrowGeneration Reports Third Quarter 2024 Financial Results

Same Store Sales increased 12.5% year-over-year

Proprietary brand sales increased to 23.8%; Up from 19.4% in the same period of 2023

Cash balance of $55.2 million and no debt

DENVER, November 12, 2024 -- GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGeneration,” “GrowGen,” or the “Company”), one of the largest retailers and distributors of specialty hydroponic and organic gardening products in the United States, today announced financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Summary

•Net sales decreased 10.2% year over year to $50.0 million for the third quarter 2024, due to 25 less retail locations;
•Positive same-store sales of 12.5% in the third quarter of 2024 compared to the prior year;
•Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 23.8% as compared to 19.4% in the third quarter of 2023;
•Gross profit margin of 21.6%, a 750 basis point decrease from the 29.1% in the year ago period mainly due to restructuring related activities;
•Operating expenses decreased $1.3 million, or 5.4%, to $22.9 million in the third quarter of 2024 compared to the same prior year period;
•Net loss of $11.4 million the third quarter of 2024 compared to a net loss of $7.3 million in the year ago period;
•Adjusted EBITDA(1) loss of $2.4 million for the third quarter of 2024, a decrease of $1.5 million from the year ago period; and
•Cash, cash equivalents, and marketable securities of $55.2 million and no debt.

Darren Lampert, GrowGen’s Co-Founder and Chief Executive Officer, commented, “Our third quarter results were consistent with our expectations and reflect the substantial progress we have made executing on our strategic restructuring plan. In particular, we exceeded our near-term targets for proprietary brand sales as a percentage of Cultivation and Gardening net sales, which grew to 23.8%, compared to 19.4% for the third quarter last year. This is tracking well against our goal to grow proprietary brand sales to 35% in 2025. Additionally, same-store sales grew 12.5% year-over-year in the third quarter, reflecting the strong performance of our core store locations as we right-size our retail footprint. In addition, we met our store closures target, even as we maintained our focus on improving efficiencies, reducing store and other operating expenses by 13.9% during the quarter. Our financial position also remains strong, with $55.2 million in cash, cash equivalents, and marketable securities and no debt.”

“Our same-store sales growth, reduction in expenses and the improvement in our proprietary brand sales all demonstrate, our actions to date have proven successful in positioning GrowGen for sustainable growth in 2025. In line with these priorities, we are also on track to launch our e-commerce portal in the fourth quarter of this year, which is a key part of our digital transformation and B2B customer focus. We are well-positioned in the industry to capitalize on growth opportunities, and our restructuring plan has put us on a stronger footing to drive revenue growth, optimize margins, and build a leaner, more profitable company,” added Mr. Lampert.

Third Quarter 2024 Consolidated Results

Net sales declined $5.7 million, or 10.2%, to $50.0 million for the third quarter 2024 compared to $55.7 million for the third quarter 2023.

The decrease in net sales was primarily related to our Cultivation and Gardening segment, which had net sales of $41.4 million for the third quarter 2024 compared to $48.0 million for the same prior year period. Cultivation and Gardening’s decrease in net sales was primarily driven by the fiscal 2023 consolidation of 6 retail locations after the third quarter 2023 in addition to 19 retail locations to date in fiscal 2024, which include the 12 redundant or underperforming retail locations consolidated in conjunction with our strategic restructuring plan announced in July 2024. Additionally, we estimate that sales discounts offered as part of our strategic restructuring plan at those 12 retail locations negatively impacted net sales by approximately $0.9 million in the third quarter 2024. Cultivation and Gardening’s same-store sales increased 12.5%, primarily attributable to commercial sales growth, customer retention in markets where there were retail location closures, and improvements in our e-commerce site sales volume. Proprietary brand sales as a percentage of Cultivation and Gardening net sales for the third quarter 2024 increased to 23.8% as compared to 19.4% for the same prior year period largely driven by our strategic initiatives to increase sales volume with our expanded portfolio of proprietary brands and products and various proprietary product launches. The percentage of Cultivation and Gardening net sales related to consumable products remained relatively flat at 73.3% and 73.5% for the third quarter 2024 and 2023, respectively.

Additionally, net sales of commercial fixtures within our Storage Solutions segment increased by 12.9% to $8.6 million for the third quarter 2024 compared to $7.6 million for the year ago period, primarily due to increased demand from retail customers and timing differences of various projects being pushed into the third quarter of 2024 from the prior quarter.

Gross profit was $10.8 million for the third quarter 2024 compared to $16.2 million for the third quarter 2023, a decrease of $5.4 million or 33.2%. The decrease in gross profit was driven primarily by our Cultivation and Gardening segment, which decreased $5.5 million, or 43.3%, largely as a result of the 25 store consolidations since the end of the third quarter 2023 as well as the effects of our strategic restructuring plan, which include the $0.9 million in sales discounts and an additional $1.0 million of inventory disposal costs incurred in the third quarter 2024. Gross profit from our Storage Solutions segment increased $0.1 million, or 2.7%, to $3.6 million for the third quarter 2024 compared to $3.5 million for the third quarter 2023.

Gross profit margin decreased to 21.6% for the third quarter 2024, compared to 29.1% for the year ago period. The decrease in gross profit margin was largely driven by our Gardening and Cultivation segment, which had a gross profit margin of 17.3% for the third quarter 2024 as compared to 26.3% for the third quarter 2023, due to the effects of the strategic restructuring plan, including the inventory disposal costs and inventory sales discounts, reduced inventory discounts from vendors, and continued industry pricing compression on distributed products. Gross profit margin also decreased for our Storage Solutions segment to 42.2% in the third quarter 2024 from 46.4% in the same prior year period primarily driven by higher costs of inventory.

Adjusted Gross Profit(2) and Adjusted Gross Profit Margin(2), which exclude the effects of the strategic restructuring plan announced in July 2024, were $12.7 million and 25.4% for the third quarter 2024, respectively, compared to $16.2 million and 29.1% for the third quarter 2023.

Store and other operating expenses for the third quarter 2024 were $10.0 million compared to $11.7 million in the year ago period, a decrease of 13.9%, primarily driven by the 25 store consolidations since the end of the third quarter 2023.

Selling, general, and administrative expenses in the third quarter 2024 were $7.4 million compared to $7.6 million in the third quarter 2023, a decrease of 2.3%.

GAAP net loss was $11.4 million for the third quarter 2024, or a loss of $0.19 per diluted share, compared to $7.3 million in the year ago period, or a loss of $0.12 per diluted share.

Adjusted EBITDA(1) was a loss of $2.4 million in the third quarter 2024, compared to Adjusted EBITDA(1) loss of $0.9 million in the same prior year period.

Cash, cash equivalents, and marketable securities as of September 30, 2024 were $55.2 million. Inventory as of September 30, 2024 was $48.0 million, and prepaid and other current assets were $7.7 million.

Total current liabilities, including accounts payable, accrued payroll, and other liabilities as of September 30, 2024 were $24.5 million.

Geographical Footprint

Our geographic footprint for our Cultivation and Gardening segment spans 724,000 square feet of retail and warehouse space and includes 31 retail locations across 12 states. To date in fiscal 2024, we have consolidated 19 retail stores where we generally expect to be able to serve the same customer base through a single location, thereby reducing redundancies in cost structure.

Fiscal Year 2024 Financial Outlook(3)

As a result of its previously announced restructuring plan, GrowGen expects full-year 2024 net sales in the range of $190 million to $195 million. In the prior quarter, we had removed our full-year 2024 Adjusted EBITDA guidance as we assessed the impact of the restructuring, and we expect to provide updated Adjusted EBITDA guidance at a later date.

Footnotes

(1) Adjusted EBITDA represents earnings before interest, income taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.

(2) Adjusted Gross Profit represents gross profit as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information, and Adjusted Gross Profit Margin is calculated as Adjusted Gross Profit as a percentage of net sales. These measures are calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of these measures to GAAP measures.

(3) Sales and Adjusted EBITDA guidance metrics are inclusive of any acquisitions and store openings completed in 2024 and 2023, but do not include any unannounced acquisitions.

Conference Call

The Company will host a conference call today, November 12, 2024, at 4:30PM Eastern Time. To participate in the call, please dial 1(888) 699-1199 (domestic) or 1(416) 945 7677 (international). The conference code is 87243. This call is being webcast and can be accessed at https://app.webinar.net/eLnb9eDMG3N or on the Investor Relations section of GrowGen’s website at: https://ir.growgeneration.com. A replay of the webcast will be available two hours after the conclusion of the call and remain available for 90 calendar days.
About GrowGeneration Corp:

GrowGen is a leading developer, marketer, retailer, and distributor of products for both indoor and outdoor hydroponic and organic gardening, as well as customized storage solutions. GrowGen carries and sells thousands of products, such as nutrients, additives, growing media, lighting, environmental control systems, and benching and racking, including proprietary brands such as Charcoir, Drip Hydro, Power Si, Ion lights, The Harvest Company, and more. Incorporated in Colorado in 2014, GrowGen is the largest chain of specialty retail hydroponic and organic garden centers in the United States. The Company also operates an online superstore for cultivators at growgeneration.com, as well as a wholesale business for resellers, HRG Distribution, and a benching, racking, and storage solutions business, Mobile Media or MMI.

To be added to the GrowGeneration email distribution list, please email GrowGen@kcsa.com with GRWG.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the Company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “expect,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the Company’s website, at: www.growgeneration.com.

Contacts:

KCSA Strategic Communications
Philip Carlson
Managing Director
T: 212-896-1233
E: GrowGen@kcsa.com

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except shares)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$27,436	$29,757
Marketable securities	27,787	35,212
Accounts receivable, net of allowance for credit losses of $1,800 and $1,363 at September 30, 2024 and December 31, 2023, respectively	10,324	8,895
Notes receivable, current, net of allowance for credit losses of $— and $1,732 at September 30, 2024 and December 31, 2023, respectively	1,106	193
Inventory	48,025	64,905
Prepaid income taxes	201	516
Prepaid and other current assets	7,688	7,973
Total current assets	122,567	147,451

Property and equipment, net	21,119	27,052
Operating leases right-of-use assets, net	36,453	39,933
Notes receivable, long-term	—	106
Intangible assets, net	11,152	16,180
Goodwill	7,525	7,525
Other assets	823	843
TOTAL ASSETS	$199,639	$239,090
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,183	$11,666
Accrued liabilities	2,536	2,530
Payroll and payroll tax liabilities	2,354	2,169
Customer deposits	2,631	5,359
Sales tax payable	1,310	1,185
Current maturities of operating lease liabilities	7,523	8,021
Total current liabilities	24,537	30,930

Operating lease liabilities, net of current maturities	31,620	34,448
Other long-term liabilities	317	317
Total liabilities	56,474	65,695
Commitments and contingencies
Stockholders' equity:
Common stock; $0.001 par value; 100,000,000 shares authorized, 59,242,200 and 61,483,762 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	59	61
Additional paid-in capital	375,407	373,433
Accumulated deficit	(232,301)	(200,099)
Total stockholders' equity	143,165	173,395
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$199,639	$239,090

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$50,006	$55,678	$151,430	$176,430
Cost of sales (exclusive of depreciation and amortization shown below)	39,196	39,490	113,835	126,816
Gross profit	10,810	16,188	37,595	49,614

Operating expenses:
Store operations and other operational expenses	10,032	11,658	30,876	36,288
Selling, general, and administrative	7,405	7,582	22,417	21,923
Estimated credit losses (recoveries)	272	257	(210)	681
Depreciation and amortization	4,972	4,721	12,329	12,477
Impairment loss	220	—	220	—
Total operating expenses	22,901	24,218	65,632	71,369

Loss from operations	(12,091)	(8,030)	(28,037)	(21,755)

Other income (expense):
Other (expense) income	(50)	(23)	(13)	786
Interest income	663	705	2,002	1,886
Interest expense	—	(1)	(70)	(6)
Total other income	613	681	1,919	2,666

Net loss before taxes	(11,478)	(7,349)	(26,118)	(19,089)

Benefit (provision) for income taxes	43	—	(50)	(93)

Net loss	$(11,435)	$(7,349)	$(26,168)	$(19,182)

Net loss per share, basic	$(0.19)	$(0.12)	$(0.43)	$(0.31)
Net loss per share, diluted	$(0.19)	$(0.12)	$(0.43)	$(0.31)

Weighted average shares outstanding, basic	59,268	61,272	60,479	61,127
Weighted average shares outstanding, diluted	59,268	61,272	60,479	61,127

Use of Non-GAAP Financial Information

The following non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted Gross Profit, and Adjusted Gross Profit Margin are not in accordance with, or an alternative for, generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, the most directly comparable GAAP financial measures. We believe these non-GAAP financial measures, when used in conjunction with their most directly comparable GAAP financial measures, net income (loss), gross profit, and gross profit margin, provide meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods, identify trends affecting our business, and project future performance. Management uses these non-GAAP financial measures for internal planning and reporting purposes, and we believe that these non-GAAP financial measures may be useful to investors in their assessment of our operating performance, our ability to generate cash, and valuation. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, we have determined that it is appropriate to make this data available to all investors. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed in isolation as substitutions to net income (loss) as indicators of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). GrowGeneration defines EBITDA as net income (loss) before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude certain items such as stock-based compensation, impairment losses, restructuring and corporate rationalization costs, and other non-core or non-recurring expenses and to include income from our marketable securities as these investments are part of our operational business strategy and increase the cash available to us.

Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net loss (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(11,435)	$(7,349)	$(26,168)	$(19,182)
(Benefit) provision for income taxes	(43)	—	50	93
Interest income	(663)	(705)	(2,002)	(1,886)
Interest expense	—	1	70	6
Depreciation and amortization	4,972	4,721	12,329	12,477
EBITDA	$(7,169)	$(3,332)	$(15,721)	$(8,492)
Share-based compensation	672	938	2,104	2,452
Investment income	623	705	1,921	1,886
Impairment loss (1)	220	—	220	—
Restructuring plan (2)	2,699	—	2,699	—
Consolidation and other charges (3)	567	781	2,375	2,300
Adjusted EBITDA	$(2,388)	$(908)	$(6,402)	$(1,854)
(1) Impairment loss related to the restructuring plan for operating lease right-of-use assets impairments
(2) Includes the $1.8 million incurred in the Condensed Consolidated Statements of Operations related to the restructuring plan as well as an estimated additional $0.9 million loss in gross profit due to inventory discounts offered in conjunction with the restructuring plan
(3) Consists primarily of expenditures related to the activity of store and distribution consolidation and one-time severances outside of the restructuring plan announced July 2024

Adjusted Gross Profit and Adjusted Gross Profit Margin

Adjusted Gross Profit and Adjusted Gross Profit Margin are non-GAAP financial measures commonly used in our industry and should not be construed in isolation as substitutions to gross profit or gross profit margin, defined as our gross profit as a percentage of net sales, as indicators of operating performance (each as determined in accordance with GAAP). GrowGeneration calculates Adjusted Gross Profit as gross profit adjusted to exclude the effects related to the strategic restructuring plan, and Adjusted Gross Profit Margin is calculated as Adjusted Gross Profit as a percentage of net sales.

Set forth below is a reconciliation of Adjusted Gross Profit and Adjusted Gross Profit Margin to gross profit and gross profit margin (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$50,006	$55,678	$151,430	$176,430
Cost of sales	39,196	39,490	113,835	126,816
Gross profit	$10,810	$16,188	$37,595	$49,614
Gross profit margin	21.6%	29.1%	24.8%	28.1%
Restructuring plan (1)	$1,903	$—	$1,903	$—
Adjusted Gross Profit	$12,713	$16,188	$39,498	$49,614
Adjusted Gross Margin	25.4%	29.1%	26.1%	28.1%
(1) Includes the $1.0 million incurred in Cost of sales within the Condensed Consolidated Statements of Operations related to the restructuring plan as well as an estimated additional $0.9 million loss in gross profit due to inventory discounts offered in conjunction with the restructuring plan